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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
PENN TREATY AMERICAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENN TREATY AMERICAN CORPORATION
3440 Lehigh Street
Allentown, PA 18103
(610) 965-2222

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held March 28, 2003

Dear Shareholders:

        You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Penn Treaty American Corporation, a Pennsylvania corporation ("Penn Treaty"), to be held on Friday, March 28, 2003, at 9:30 a.m. at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania, to consider the following:

  1.
  To approve an amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of common stock, par value $.10 per share (the "Common Stock"), from 40 million shares to 150 million shares;

  2.
  To ratify and approve the issuance of $63,343,000 principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (the "Exchange Notes") and underlying shares of Common Stock;

  3.
  To ratify and approve the issuance of up to $45,000,000 principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (the "Rights Notes") and underlying shares of Common Stock; and

  4.
  any other business as may properly come before the Special Meeting and any and all adjournments and postponements thereof.

        The Board of Directors has fixed February 14, 2003 as the record date. Consequently, only shareholders of Penn Treaty's Common Stock of record at the close of business on February 14, 2003 will be entitled to notice of and to vote at the Special Meeting.

        The accompanying Proxy Statement includes a detailed discussion of the reasons for the proposed amendment to our Restated Articles of Incorporation and provides a summary of the Exchange Notes, the Rights Notes and other relevant information. Please give all of this information your careful attention and please complete, date, sign and promptly return the enclosed proxy or attend the Special Meeting so that you may vote in person on the above matters.

        ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF PENN TREATY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

By Order of the Board of Directors
Sandra A. Kotsch Secretary
February , 2003 Allentown, Pennsylvania

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
to be held March 28, 2003

INTRODUCTORY STATEMENT

        Penn Treaty American Corporation is a Pennsylvania corporation with its principal executive offices located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, telephone number (610) 965-2222. This Proxy Statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors of proxies to be voted at the Special Meeting of Shareholders of Penn Treaty to be held on March 28, 2003, at 9:30 a.m. at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania, or at any adjournment or postponement thereof (the "Special Meeting").

        When used in this Proxy Statement, the terms "Penn Treaty," "we," "our," and "us" refer to Penn Treaty American Corporation and its subsidiaries, unless otherwise specified. Our subsidiaries are Senior Financial Consultants Company, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, Penn Treaty (Bermuda) Limited, United Insurance Group Agency, Inc. and Network Insurance Senior Health Division.

        This Proxy Statement and the accompanying proxy are first being mailed to our shareholders on or about February 14, 2003. Copies of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002 and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2002, sections of which are incorporated herein by reference, are enclosed with this Proxy Statement.

THE SPECIAL MEETING

When and where will the Special Meeting will be held?

        The Special Meeting will be held on Friday, March 28, 2003, at 9:30 a.m. at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania.

How can I participate in the Special Meeting?

        You may participate in the Special Meeting by either completing, signing and returning the enclosed proxy card and/or attending the Special Meeting in person.

What will be voted upon?

        At the Special Meeting, you will be asked to consider and vote upon the following proposals:

  •
  The approval of an amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of common stock, par value $.10 per share (the "Common Stock"), from 40 million shares to 150 million shares;

  •
  The ratification and approval of the issuance of $63,343,000 principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (the "Exchange Notes") and underlying shares of Common Stock;

  •
  The ratification and approval of the issuance of up to $45,000,000 principal amount of 6 1/4% Convertible Subordinated Notes due 2008 and underlying shares of Common Stock; and

  •
  Any other business as may properly come before the Special Meeting and any and all adjournments and postponements thereof.

Who is entitled to vote?

        Only holders of record as of the close of business on February 14, 2003 (referred to as the "record date") are entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements. Each share of Common Stock is entitled to one vote.

What constitutes a quorum?

        The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the Special Meeting. On the record date, 19,907,737 shares of Common Stock were issued and outstanding, held by            shareholders of record.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you attend the Special Meeting, you may deliver your completed proxy card in person or vote in person at the Special Meeting.

What vote is required to amend the Articles of Incorporation?

        The approval of the amendment to our Restated Articles of Incorporation will require the affirmative vote, either in person or by proxy, of the holders of shares representing 67% of the outstanding shares of Common Stock. Abstentions and broker non-votes will be included in the calculation of a quorum and will have the effect of a vote against the approval of the amendment to our Restated Articles of Incorporation. Our directors and executive officers, who together beneficially own approximately 14.0% of our outstanding shares, have indicated that they intend to vote shares over which they have voting power in favor of the proposal.

What vote is required to ratify and approve the issuance of the Exchange Notes and underlying shares of Common Stock in connection with Penn Treaty's exchange of outstanding Subordinated Notes for Exchange Notes?

        The ratification and approval of the issuance of the Exchange Notes and underlying shares of Common Stock in connection with Penn Treaty's exchange of $63,343,000 of its outstanding Subordinated Notes for the same principal amount of Exchange Notes will require the affirmative vote, either in person or by proxy, of shares representing at least a majority of the votes cast at the Special Meeting, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote. Our directors and executive officers, who together beneficially own approximately 14.0% of our outstanding shares, have indicated that they intend to vote shares over which they have voting power in favor of the proposal.

What vote is required to ratify and approve the issuance of the Rights Notes and underlying shares of Common Stock in connection with Penn Treaty's issuance of rights to purchase Rights Notes and direct sale of such Rights Notes?

        The ratification and approval of the issuance of up to $45,000,000 principal amount of the Rights Notes and underlying shares of Common Stock in connection with Penn Treaty's issuance of rights to purchase Rights Notes and direct sale of Rights Notes will require the affirmative vote, either in person or by proxy, of shares representing at least a majority of the votes cast at the Special Meeting, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote. Our directors and executive officers, who together beneficially own approximately 14.0% of our outstanding shares, have indicated that they intend to vote shares over which they have voting power in favor of the proposal.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Penn Treaty either a notice of revocation or a duly executed proxy bearing a date later than the date on the proxy you submitted. The powers of the proxy holders to vote your proxy will be suspended if you attend the Special Meeting in person and request to change your vote or vote in person, although attendance at the Special Meeting will not by itself revoke a previously granted proxy.

How does discretionary voting authority apply?

        If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, A.J. Carden and Irving Levit, to vote on the proposals and any other matters that may arise at the Special Meeting.

Who bears the cost of solicitation of proxies?

        We bear the cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to shareholders in connection with the solicitation of proxies for the Special Meeting. We have retained the services of Georgeson Shareholder Communications Inc. at a cost of approximately $5,500 to perform proxy solicitation activities on our behalf.

What is the Board's recommendation?

        Unless you give other instructions on your proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

  •
  FOR the approval of the amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of Common Stock from 40 million shares to 150 million shares;

  •
  FOR the ratification and approval of the issuance of $63,343,000 principal amount of the issuance of the Exchange Notes and the underlying shares of Common Stock.

  •
  FOR the ratification and approval of the issuance of up to $45,000,000 principal amount of the Rights Notes and the underlying shares of Common Stock.

With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

When are shareholder proposals due for the Year 2003 Annual Meeting?

        To be included in the proxy statement for Penn Treaty's 2003 Annual Meeting, shareholder proposals must have been submitted in writing by December 31, 2002 to: Secretary, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103. Shareholder proposals submitted after December 31, 2002 will not be included in the proxy statement but may be raised at the 2003 Annual Meeting. However, the persons named in the proxy card for the 2003 Annual Meeting will be allowed to use their discretionary voting authority with respect to shareholder proposals submitted after March 17, 2003.

PROPOSAL I—AMENDMENT TO PENN TREATY'S
RESTATED ARTICLES OF INCORPORATION, AS AMENDED

        Penn Treaty is seeking to amend its Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of Common Stock from 40 million shares to 150 million shares.

Why do we need to increase the aggregate number of authorized shares of Common Stock?

        On February 14, 2003, we had 19,907,737 shares of Common Stock outstanding. The total number of shares currently reserved for future issuance is 17,437,650, which includes 11,869,310 shares reserved for issuance pursuant to the warrants issued in connection with our reinsurance agreement dated December 31, 2001. The total number of shares currently subject to potential issuance pursuant to our outstanding options, warrants, Subordinated Notes, Exchange Notes and other contractual obligations is 69,079,322.

        If Proposal II is approved, the number of shares reserved for issuance would increase by 36,196,000, representing the number of shares issuable upon conversion of the Exchange Notes. In addition, if Proposal II is approved, the number of shares reserved for issuance would increase by 18,074,012, representing the increase due to the issuance of the Exchange Notes in the number of shares issuable upon exercise of the warrants issued in connection with our reinsurance agreement dated December 31, 2001. If Proposal III is approved and all of the Rights Notes are issued, the number of shares reserved for issuance would increase by 25,714,286, representing the number of shares issuable upon conversion of the Rights Notes. In addition, if Proposal III is approved and all of the Rights Notes are issued, the number of shares reserved for issuance would increase by 13,845,478, representing the increase due to the issuance of the Rights Notes in the number of shares issuable upon exercise of the warrants issued in connection with our reinsurance agreement dated December 31, 2001. If Proposals I, II and III are approved and all of the Rights Notes are issued, 108,639,086 shares will be reserved for issuance, including 43,788,800 shares reserved for issuance pursuant to the warrants issued in connection with our reinsurance agreement dated December 31, 2001. If Proposals I, II and III are approved, 21,453,177 shares will remain authorized, unissued and unreserved.

        We are an insurance holding company and conduct substantially all of our business through one primary insurance subsidiary, Penn Treaty Network America Insurance Company. At December 31, 2000, this insurance subsidiary had statutory surplus that was below required regulatory minimum levels. As a result, it was required to file a Corrective Action Plan (the "Plan") with the Pennsylvania insurance commissioner. On February 12, 2002, the Pennsylvania insurance commissioner approved the Plan.

        The purpose of the Plan was to formulate strategies sufficient to enhance our subsidiary's financial strength. If our subsidiary's statutory surplus continued to decline or if the Plan was unsuccessful, the Pennsylvania insurance commissioner would have likely placed our subsidiary under regulatory control leading to rehabilitation or liquidation.

        As a primary component of the Plan, effective December 31, 2001, our insurance subsidiary entered a reinsurance transaction with Centre Solutions (Bermuda), Limited, to reinsure approximately $350 million of in-force premiums, on a quota share basis, which represented substantially all of its long-term care insurance policies then in-force. Centre Solutions will receive future premiums paid on these policies. The reinsurance agreement is subject to an aggregate limit of liability, which may be reduced in the event that our subsidiary is unable to obtain premium rate increases that may be required under the agreement. The aggregate limit of liability, which was initially $819 million, is scheduled to increase over the life of the agreement based upon the receipt by the reinsurer of all future premiums less expenses for which it is required to reimburse our subsidiary. The effect of this reinsurance agreement was to provide statutory capital levels above required minimums, which enabled our insurance subsidiary to avoid regulatory control and insolvency.

        As part of our reinsurance agreement, the reinsurer was granted four tranches of warrants to purchase shares of non-voting convertible preferred stock. The first three tranches of warrants are exercisable on or before December 31, 2007 at Common Stock equivalent prices ranging from $4.00 to $12.00 per share. The convertible preferred stock would represent, if converted, approximately 15% of the then outstanding shares of our Common Stock on a fully diluted basis. If the agreement is not commuted on or after December 31, 2007, the reinsurer may exercise the fourth tranche of convertible preferred stock purchase warrants at a Common Stock equivalent price of $2.00 per share. If converted, the convertible preferred stock would represent an additional 20% of the then outstanding Common Stock on a fully diluted basis. The number of shares of Common Stock issuable upon exercise of all four tranches of warrants is based on a fixed percentage of our outstanding shares of Common Stock on a fully diluted basis at the time the warrants are exercised. Therefore, the number of shares of Common Stock issuable upon exercise of the warrants increases proportionately with any increase in the number of shares of Common Stock outstanding or issuance of securities convertible into Common Stock.

        In October and December 2002, we exchanged an aggregate principal amount of $63,343,000 in Subordinated Notes for Exchange Notes in the same aggregate principal amount. After these exchanges, an aggregate principal amount of $11,407,000 in Subordinated Notes remained outstanding. We intend to utilize a portion of the proceeds from the sale of our Rights Notes to retire the outstanding Subordinated Notes. However, we can give no assurance that we will be successful in our efforts to retire the outstanding Subordinated Notes. We are obligated to issue Common Stock upon the conversion of the Exchange Notes and the Subordinated Notes. If all of the Exchange Notes and Subordinated Notes were converted into Common Stock, we would be obligated to issue 36,196,000 and 401,090 shares of Common Stock, respectively. If the entire initial aggregate principal amount of Subordinated Notes ($74,750,000) had been converted at the conversion price of $28.44 per share, we would have been obligated to issue 2,628,340 shares. If the same amount of Exchange Notes were converted at the conversion price of $1.75 per share, we would be obligated to issue approximately 42,714,286 shares.

        In February 2003, we issued $                         in aggregate principal amount of Rights Notes. If the entire principal amount of Rights Notes is converted at the conversion price of $1.75 per share, we will be obligated to issue                          shares of Common Stock.

        Prior to the issuance of the Exchange Notes and the Rights Notes, we had enough shares available to issue Common Stock upon the exercise of all outstanding options granted pursuant to our stock option plans and the conversion of our convertible preferred stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions, but we do not have enough shares available for issuance to satisfy these obligations and our obligations to issue shares of Common Stock upon the conversion of the Subordinated Notes, the Exchange Notes and the Rights Notes (and additional shares required to be reserved for issuance upon exercise of the warrants are a result of the issuance of the Exchange Notes and the Rights Notes). We need to increase the number of shares of Common Stock available for issuance to have sufficient shares available to satisfy all of our obligations to issue Common Stock.

Is there an alternative plan if the proposed amendment to our Restated Articles of Incorporation is not adopted?

        In the event that our shareholders do not approve the increase in authorized shares of Common Stock, the holders of the Exchange Notes and the Rights Notes will have the right to require Penn Treaty to purchase their Exchange Notes or Rights Notes at a price equal to 125% of the principal amount of such holder's Exchange Notes or Rights Notes. We expect to utilize a portion of the proceeds from the offering of the Rights Notes to supplement our subsidiary's surplus. Funds distributed by us to our subsidiary insurance companies cannot be transferred back to us from such subsidiaries without the approval of certain insurance regulatory agencies. There can be no assurance that such approval will be obtained. We do not currently have the funds necessary to repurchase the Exchange Notes or the Rights Notes and there can be no assurance that we will have the funds necessary to do so in the future.

        Further, we believe that current economic conditions and market demand for our securities will limit our ability to raise sufficient capital to satisfy our obligations to Exchange and Rights Note holders in the event that Proposal I is not approved.

What is the position of Penn Treaty's Board of Directors on authorizing additional shares?

        Our Board believes that authorizing additional shares is integral to our financial health and is in our best interests. If the shareholders do not approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, our financial health will be materially adversely affected and a default under the Indentures for the Exchange Notes and the Rights Notes could occur. Such a default would give the holders of the Exchange Notes and the Rights Notes control over Penn Treaty and its assets. The Board believes that failure to adopt this proposal could result in the liquidation of Penn Treaty. Such liquidation could result in shareholders losing their entire investment in Penn Treaty. Therefore, the Board strongly recommends approval of Proposal I.

What other potential uses are there for the additional shares of Common Stock?

        The financial condition of the Company has required the immediate infusion of additional capital, which was most efficiently achieved through the issuance of the Exchange Notes and the Rights Notes. The Board believes that the reservation of a portion of the additional shares of Common Stock for issuance upon conversion of the Exchange Notes and the Rights Notes is the only viable use for additional shares of Common Stock at the present time. However, the Board of Directors believes that it is advisable to have authorized but unissued shares of Common Stock available for various corporate purposes that may arise in the future. We expect from time to time to consider public or private financings, acquisitions, and stock dividends or stock splits, all of which may involve the issuance of additional shares of Common Stock or securities convertible into Common Stock. In addition, the authorized capital stock could be used for stock options, warrants, employee benefit plans, shareholder rights plans (which could contain anti-takeover measures) and other distributions. The Board of Directors believes that having authority to issue additional shares of Common Stock without, except as required by law, obtaining specific shareholder approval will avoid the possible delay of calling and holding a special meeting of shareholders to increase Penn Treaty's authorized capital at the time a transaction may be proposed, so as to enhance our ability to take prompt advantage of market conditions and to respond promptly to any future opportunities.

What is the potential anti-takeover effect of the proposed amendment?

        Although the proposed amendment to our Restated Articles of Incorporation is not intended to be an anti-takeover measure and we have no plan to use the unissued shares for such a purpose, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of Penn Treaty or the Board of Directors more difficult or time-consuming. The proposed amendment might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of our Common Stock, to acquire control of Penn Treaty, because the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of Penn Treaty. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a higher price as a result of a tender offer or other purchase of shares by a person seeking to obtain control of Penn Treaty or (ii) to assist incumbent management in retaining its present position.

        The Articles do contain certain provisions intended to be anti-takeover in nature including provisions: (i) creating a staggered Board of Directors, divided into three classes, each of which is comprised of three directors elected for a three-year term with one class being elected each year; (ii) requiring the approval of 67% of the voting power of the stock entitled to vote in the election of directors to remove directors without cause; (iii) requiring the affirmative vote of shareholders owning at least 67% of the outstanding shares of the Common Stock in order for us to: (a) amend, repeal or add any provision to the Articles; (b) merge or consolidate with another corporation, other than a wholly owned subsidiary; (c) exchange shares of the Common Stock in such a manner that a corporation, person or entity acquires the issued or outstanding shares of Common Stock pursuant to a vote of shareholders; (d) sell, lease, convey, encumber or otherwise dispose of all or substantially all of the property or business of Penn Treaty; or (e) liquidate or dissolve Penn Treaty; and (iv) permitting the Board of Directors to oppose a tender offer or other offer for Penn Treaty's securities, and allowing the Board of Directors to consider any pertinent issue in determining whether to oppose any such offer. In addition, our By-laws require shareholders to give timely written notice to Penn Treaty and to provide certain information with respect to any candidate nominated by shareholders for election as a director of Penn Treaty.

        The 1988 Pennsylvania Business Corporation Law, as amended (the "BCL"), also contains certain shareholder protection provisions applicable to Penn Treaty that may have an anti-takeover effect including: (i) a "control transaction" provision that allows holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the corporation); (ii) an "interested shareholder" provision that precludes the beneficial owner of 20% of the voting stock of a corporation or certain affiliates of the corporation from engaging in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, (b) all of the shareholders approve the business combination or (c) if the interested shareholder owns 80% of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions; (iii) a provision authorizing corporations to adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) which take effect only in the event of a control transaction; (iv) a provision allowing directors taking action with respect to a tender offer or takeover proposal to consider the effects of any action upon employees, suppliers, customers, communities where the corporation is located and all other pertinent factors when determining whether the action is in the best interests of the corporation; and (v) a provision removing the statutory right of shareholders to call special meetings of shareholders or to propose amendments to the articles of incorporation.

        The foregoing provisions may discourage certain types of transactions that involve a change of control of Penn Treaty and ensure a measure of continuity in the management of the business and affairs of Penn Treaty. Although we do not currently have a shareholders' rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for the Common Stock and to permit current management to remain in control of Penn Treaty.

        In addition to the provisions of the BCL, the insurance laws and regulations of Pennsylvania, which are applicable to Penn Treaty, provide, among other things, that without the consent of the insurance commissioner of Pennsylvania, no person may acquire control of Penn Treaty and that any person or holder of shares of Common Stock or securities convertible into Common Stock possessing 10% or more of the aggregate voting power of the Common Stock (inclusive of shares issuable upon conversion of all such convertible securities) will be presumed to have acquired such control unless such insurance commissioner, upon application, has determined otherwise.

        The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock.

If the amendment to Penn Treaty's Restated Articles of Incorporation is approved, how will the newly authorized Common Stock be issued?

        If the proposed amendment is approved, our Board of Directors will have the authority to issue additional shares of Common Stock to such persons and for such consideration as it may determine without further action by the shareholders, except as required by law, our Restated Articles of Incorporation or the rules of any stock exchange or national interdealer quotation system on which our securities may then be listed. Depending on the circumstances, any issuance of additional shares of Common Stock may dilute the present equity ownership of current shareholders.

What is the language of the proposed amendment to our Restated Articles of Incorporation?

        If the proposed amendment to our Restated Articles of Incorporation is approved by the shareholders at the Special Meeting, the first paragraph of Article FIFTH of the Restated Articles of Incorporation will be amended and restated so that such first paragraph of such Article FIFTH shall be and read in its entirety as follows:

  "FIFTH: The aggregate number of shares which the Corporation shall have authority to issue is 150,000,000 shares of common stock, par value $.10 per share ("Common Stock"); and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock").

No other changes will be required to the current Article FIFTH of the Restated Articles of Incorporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION.

PROPOSAL II—RATIFICATION AND APPROVAL OF ISSUANCE
OF EXCHANGE NOTES AND UNDERLYING SHARES OF COMMON STOCK

What is the title and amount of the securities for which Penn Treaty is seeking shareholder approval and ratification?

        We are seeking shareholder approval and ratification for the issuance of $63,343,000 aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (convertible at a conversion price of $1.75 per share), which we refer to throughout this proxy statement as the Exchange Notes. In addition, we are seeking approval of the issuance of 36,196,000 shares of Common Stock upon the conversion of the Exchange Notes.

        In addition, and as discussed in Proposal I, the adoption of this proposal would require us to reserve 18,074,012 additional shares for issuance upon exercise of the warrants granted in connection with our reinsurance agreement, which were previously approved by shareholders. The number of shares subject to issuance upon exercise of the warrants increases proportionately to the number of shares outstanding on a fully diluted basis.

What is the background of our Subordinated Notes?

        Our Subordinated Notes were issued on November 26, 1996 pursuant to an Indenture, dated as of November 26, 1996, between us and First Union National Bank, as trustee, in a private placement. The initial purchasers, Bear, Stearns & Co. Inc. and Advest, Inc., advised us that they resold the Subordinated Notes to qualified institutional buyers, institutional accredited investors and certain persons outside of the United States in reliance on Rule 144A, Regulation D and Regulation S under the Securities Act of 1933, as amended. To our knowledge, aside from $90,000 in aggregate principal amount held by Mr. Levit, our Chairman and Chief Executive Officer, the Subordinated Notes were held by individual and institutional investors, none of whom had any relationship with us or our affiliates, directors, executive officers or significant shareholders. We contributed a portion of the proceeds from the sale of the Subordinated Notes to the capital and surplus of our subsidiaries and used the remainder for general corporate purposes.

Why is Penn Treaty seeking shareholder ratification and approval for the issuance of the Exchange Notes?

        We are seeking shareholder ratification and approval for the issuance of the Exchange Notes and the shares of Common Stock issuable upon conversion of the Exchange Notes in accordance with the rules of the New York Stock Exchange. If we do not obtain shareholder ratification and approval of the issuance of the Exchange Notes, we may be in violation of the rules of the New York Stock Exchange and such violation may result in our Common Stock being delisted. In the event that our shareholders do not approve the increase in the number of authorized shares, the holders of the Exchange Notes will have the right to require us to purchase their Exchange Notes at a price equal to 125% of the principal amount of their Exchange Notes. We do not currently have the funds necessary to satisfy such obligation and there can be no assurance that we will have the funds necessary to satisfy such obligation in the future.

        Further, we believe that current economic conditions and market demand for our securities will limit our ability to raise sufficient capital to satisfy our obligations to Exchange Note holders in the event that Proposal II is not approved.

Why did Penn Treaty issue the Exchange Notes?

        In October and December 2002, we exchanged an aggregate principal amount of $63,343,000 in Subordinated Notes for the same aggregate principal amount of newly issued Exchange Notes. The

Subordinated Notes had an original maturity of December 1, 2003. At the time of the issuance of the Exchange Notes we believed that we would not have sufficient cash to retire the principal amount of $74,750,000 and that the Subordinated Note holders would not elect to convert their Subordinated Notes to shares of our Common Stock at the conversion price of $28.44. As a result, we determined to offer the Exchange Notes to replace a like amount of the Subordinated Notes with revised terms. If all holders converted their Exchange Notes, we would have to issue approximately 36,196,000 shares of Common Stock. If all of the outstanding Subordinated Notes had been exchanged in the exchange offer, Penn Treaty would have issued approximately $74,750,000 in aggregate principal amount of Exchange Notes.

        Currently, an aggregate principal amount of $11,407,000 in Subordinated Notes remains outstanding and will mature on December 1, 2003. As described in Proposal III, we intend to use a portion of the proceeds from the Rights Notes to retire the aggregate principal amount outstanding of the Subordinated Notes.

        Our Board of Directors believes that an important issue we faced was the uncertainty surrounding our ability to satisfy our obligations under the Subordinated Notes, including our obligation to pay the principal amount of the Subordinated Notes to Subordinated Note holders on December 1, 2003. Given our current financial condition, it is unlikely that we would have been able to satisfy these obligations under the Subordinated Notes with cash. We made the exchange offer in an effort to mitigate this uncertainty. We believe that extending the maturity of these obligations to October 15, 2008 significantly increased the likelihood that we will be able to satisfy them on or before their scheduled maturity date because we will have time to generate additional cash to pay the principal. We also believe that the lower conversion price makes it more likely that holders will convert their Exchange Notes prior to maturity or that the Exchange Notes will be converted mandatorily prior to maturity. Our Board believes that successful consummation of the exchange offer should:

  •
  reduce the uncertainty surrounding our ability to satisfy our obligations, which we expect would improve our stock price performance and thereby increase the effective return on the Exchange Notes provided in exchange for the Subordinated Notes;

  •
  enhance our ability to obtain financing for working capital, new policy sales, capital expenditures and other needs as a result of reduced uncertainty surrounding our ability to satisfy our obligations;

  •
  enhance our competitive position by increasing the confidence of our sales force and policyholders and causing regulatory authorities to regard our financial condition as strengthened; and

  •
  enhance our credit profile with A.M. Best Company, Inc. and Standard & Poor's Insurance Rating Services.

There can be no assurance that any of the above will occur as a result of consummation of the exchange offer or otherwise.

        As alternatives to making the exchange offer, we considered raising capital necessary to satisfy our obligations under the Subordinated Notes by means of a Common Stock offering or the issuance of senior debt. Based upon the price of our Common Stock, management determined that the sale of Common Stock would have diluted the interests of our shareholders more than the issuance of the Exchange Notes. In addition, management determined that the issuance of senior debt was precluded due to our financial position. As a result, the exchange offer was determined to be the most appropriate means of mitigating the uncertainty surrounding our ability to satisfy our obligations under the Subordinated Notes.

What are the significant differences between the Exchange Notes and the Subordinated Notes?

        Our Exchange Notes rank senior to our Subordinated Notes but are similar to the Subordinated Notes in many respects. The terms of our Exchange Notes that differ significantly from the terms of our Subordinated Notes are the maturity date, conversion price, mandatory conversion provision, terms of redemption and the amount of a judgment against Penn Treaty that will constitute an event of default under the indenture. Our Exchange Notes mature on October 15, 2008 and are convertible at a price of $1.75 per share. By contrast, our Subordinated Notes mature on December 1, 2003 and are convertible at a price of $28.44 per share. Our Exchange Notes automatically convert into shares of our Common Stock if the average closing share price of our Common Stock is equal to at least $1.93 during any 15 consecutive trading days beginning on or after October 15, 2005 and we have sufficient shares of Common Stock available for issuance. Conversion of the Subordinated Notes is not mandatory. If all holders of Subordinated Notes converted their Subordinated Notes, we would have had to issue approximately 2,628,340 shares of Common Stock. By contrast, if all holders of the Subordinated Notes had exchanged their Subordinated Notes for Exchange Notes and subsequently converted those Exchange Notes, we would have had to issue approximately 42,714,286 shares of Common Stock. We may redeem any or all of the Exchange Notes at any time on or after October 15, 2005 at a price equal to the principal amount plus accrued unpaid interest. Our Subordinated Notes are currently redeemable at a price equal to the principal amount plus accrued unpaid interest. In addition, the amount of a judgment or decree entered by a court of competent jurisdiction against us or our subsidiaries that will, after deducting the portion accepted by an insurance company, trigger an event of default under the indenture has been increased from $10 million for the Subordinated Notes to $25 million for the Exchange Notes. In addition, holders of the Exchange Notes have been provided substantial protection, as described above, in the event that shareholders do not approve the increase in authorized shares to provide for the conversion of the Exchange Notes into Common Stock. Also, holders of the Exchange Notes may elect prior to October 15, 2005 to convert their Exchange Notes into shares of Common Stock and will be entitled to any interest which would have otherwise been received from the date of conversion though October 15, 2005. Such interest will be discounted at a rate of 6.25% per annum and will be paid, at our sole discretion in cash or in an equal amount of Common Stock. In the event that we elect to pay such interest in the form of Common Stock, such payment will be based on 90% of the average closing prices of our Common Stock on the five trading days immediately preceding the conversion date.

        The following table compares the primary terms of the Subordinated Notes and the Exchange Notes that are issued and outstanding following completion of the exchange offer.

	The Subordinated Notes	The Exchange Notes
Issue	6 1/4% Convertible Subordinated Notes	6 1/4% Convertible Subordinated Notes
Issuer	Penn Treaty American Corporation	Penn Treaty American Corporation
Security	Unsecured	Unsecured
Issue Date	November 26, 1996	October 25, 2002 and December 31, 2002
Conversion	Convertible until maturity at a rate of 35.1617 shares of Common Stock per $1,000 principal amount, subject to adjustment	Convertible until maturity at a rate of 571.4286 shares of Common Stock per $1,000 principal amount, subject to adjustment
Principal Amount	$11,407,000	$63,343,000
Coupon	6 1/4%	6 1/4%
Maturity	December 1, 2003	October 15, 2008
Interest Payments	In cash, semi-annually, on each June 1 and December 1	In cash, semi-annually, on each October 15 and April 15
Mandatory Conversion	None
If the average closing price of the Company's Common Stock for any 15 consecutive trading days beginning on or after October 15, 2005 is at least 10% greater than the conversion price ($1.93) of the Exchange Notes and the Company has sufficient shares of Common Stock available for issuance, then holders of the Exchange Notes are required to convert their Exchange Notes into Common Stock at a conversion price of $1.75.

What effect, if any, does the issuance have upon the rights of existing security holders?

        In the event that a significant amount of the outstanding Exchange Notes are converted into Common Stock, the issuance of such additional shares of Common Stock will significantly dilute the present equity ownership of current shareholders. If all holders converted their Exchange Notes, the 36,196,000 shares of Common Stock issued to them would represent approximately 65% of our Common Stock, based on the number of shares currently outstanding. The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock. In addition, the remaining Subordinated Notes are subordinated to the Exchange Notes.

Did any directors or executive officers participate in the exchange offer?

        Mr. Levit, our Chairman and Chief Executive Officer, held $90,000 in aggregate principal amount of our Subordinated Notes which he tendered in the exchange offer.

Does any one holder own a significant portion of the Exchange Notes?

        According to public filings, a group of entities controlled by Wilbur Ross own approximately $10,000,000 in aggregate principal amount of Exchange Notes which, if converted, would represent approximately 9.8% of our Common Stock, and which, if all of the Exchange Notes were converted, would represent approximately 10.2% of our Common Stock, based on the number of shares currently outstanding.

        The Wilbur Ross entities will own approximately $                  in aggregate principal amount of both the Exchange Notes and Rights Notes, which, if all of the Exchange Notes and Rights Notes were converted, would represent approximately      % of our Common Stock. The Wilbur Ross entities do not currently own any of our outstanding Common Stock.

Is Penn Treaty in default with respect to any interest or principal due under the Subordinated Notes?

        We are not now in default, nor have we ever defaulted, with respect to any interest or principal due under the Subordinated Notes.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND RATIFICATION OF THE ISSUANCE OF THE EXCHANGE NOTES AND UNDERLYING SHARES OF COMMON STOCK.

PROPOSAL III—RATIFICATION AND APPROVAL OF ISSUANCE OF RIGHTS NOTES AND UNDERLYING SHARES OF COMMON STOCK

What is the title and amount of the securities for which Penn Treaty is seeking shareholder approval and ratification?

        We are seeking shareholder approval and ratification for the issuance of up to $45,000,000 aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (convertible at a conversion price of $1.75 per share), which we refer to throughout this proxy statement as the Rights Notes. In addition, we are seeking approval of the issuance of up to 25,714,286 shares of Common Stock upon the conversion of the Rights Notes.

        In addition, and as discussed in Proposal I, the adoption of this proposal would require us to reserve 13,845,478 additional shares for issuance upon exercise of the warrants granted in connection with our reinsurance agreement, which were previously approved by shareholders. The number of shares subject to issuance upon exercise of the warrants increases proportionately to the number of shares outstanding on a fully diluted basis.

Why is Penn Treaty seeking shareholder ratification and approval for the issuance of the Rights Notes?

        We are seeking shareholder ratification and approval for the issuance of the Rights Notes and the shares of Common Stock issuable upon conversion of the Rights Notes in accordance with the rules of the New York Stock Exchange. If we do not obtain shareholder ratification and approval of the issuance of the Rights Notes, we may be in violation of the rules of the New York Stock Exchange and such violation may result in our Common Stock's being delisted. In the event that our shareholders do not approve the increase in the number of authorized shares, the holders of the Rights Notes will have the right to require us to purchase their Rights Notes at a price equal to 125% of the principal amount of their Rights Notes. We do not currently have the funds necessary to satisfy such obligation and there can be no assurance that we will have the funds necessary to satisfy such obligation in the future.

        Further, we believe that current economic conditions and market demand for our securities will limit our ability to raise sufficient capital to satisfy our obligations to Rights Notes holders in the event that Proposal III is not approved.

Why are we issuing the Rights Notes?

        On December 24, 2002, we issued rights to purchase up to $45,000,000 in aggregate principal amount of newly issued Rights Notes to all holders of our Common Stock, Subordinated Notes and Exchange Notes. The rights offering expired on January 24, 2003. Rights to purchase approximately $5,700,000 in aggregate principal amount of Rights Notes were exercised. The remaining Rights Notes were offered for sale directly to third parties with the assistance of our financial advisors, Merrill Lynch & Co., Advest, Inc. and Philadelphia Brokerage Corporation. $            in aggregate principal amount of Rights Notes were sold directly to third parties.

        We made the rights offering to raise capital to meet the surplus commitment under our consent order with the Florida Insurance Department, to retire the aggregate principal amount outstanding of our Subordinated Notes, to raise additional capital to support our insurance subsidiaries' growth and to provide liquidity and general working capital.

What are the significant differences between the Rights Notes and the Exchange Notes and Subordinated Notes?

        Our Rights Notes rank pari passu with our Exchange Notes and senior to our Subordinated Notes but are similar to the Subordinated Notes in many respects and are virtually identical to the Exchange Notes. The Rights Notes are not convertible until the earlier of May 27, 2003 or the date that we obtain shareholder approval to increase our authorized shares. The Exchange Notes were convertible immediately upon issuance.

        The terms of our Rights Notes that differ significantly from the terms of our Subordinated Notes are the maturity date, conversion price, mandatory conversion provision, terms of redemption and the amount of a judgment against Penn Treaty that will constitute an event of default under the indenture. Our Rights Notes mature on October 15, 2008 and are convertible at a price of $1.75 per share. By contrast, our

Subordinated Notes mature on December 1, 2003 and are convertible at a price of $28.44 per share. Our Rights Notes automatically convert into shares of our Common Stock if the average closing share price of our Common Stock is equal to at least $1.93 during any 15 consecutive trading days beginning on or after October 15, 2005 and we have sufficient shares of Common Stock available for issuance. Conversion of the Subordinated Notes is not mandatory. We may redeem any or all of the Rights Notes at any time on or after October 15, 2005 at a price equal to the principal amount plus accrued unpaid interest. Our Subordinated Notes are currently redeemable at a price equal to the principal amount plus accrued unpaid interest. In addition, the amount of a judgment or decree entered by a court of competent jurisdiction against us or our subsidiaries that will, after deducting the portion accepted by an insurance company, trigger an event of default under the indenture has been increased from $10 million for the Subordinated Notes to $25 million for the Rights Notes. In addition, holders of the Rights Notes have been provided substantial protection, as described above, in the event that shareholders do not approve the increase in authorized shares to provide for the conversion of the Rights Notes into Common Stock. Also, holders of the Rights Notes may elect prior to October 15, 2005 to convert their Rights Notes into shares of Common Stock and will be entitled to any interest which would have otherwise been received from the date of conversion though October 15, 2005. Such interest will be discounted at a rate of 6.25% per annum and will be paid, at our sole discretion in cash or in an equal amount of Common Stock. In the event that we elect to pay such interest in the form of Common Stock, such payment will be based on 90% of the average closing prices of our Common Stock on the five trading days immediately preceding the conversion date.

What effect, if any, does the issuance have upon the rights of existing security holders?

        In the event that a significant amount of the Rights Notes are converted into Common Stock, the issuance of such additional shares of Common Stock will dilute the present equity ownership of current shareholders. If all of the Rights Notes were converted, the            shares of Common Stock issued to the holders would represent approximately     % of our Common Stock, based on the number of shares currently outstanding. The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock. In addition, the Subordinated Notes will be subordinated to the Rights Notes.

Will any directors or executive officers purchase Rights Notes?

        We do not know at this time whether any directors or executive officers will participate in the rights offering.

Will any one holder own a significant portion of the Rights Notes?

        We expect that several investors will own significant portions of the Rights Notes. We also expect that a group of entities controlled by Wilbur Ross will own approximately $                  in aggregate principal amount of Rights Notes which, if converted, would represent approximately      % of our Common Stock, and which, if all of the Rights Notes were converted, would represent approximately      % of our Common Stock, based on the number of shares currently outstanding.

        The Wilbur Ross entities will own approximately $                  in aggregate principal amount of both the Exchange Notes and Rights Notes, which, if all of the Exchange Notes and Rights Notes were converted, would represent approximately      % of our Common Stock. The Wilbur Ross entities do not currently own any of our outstanding Common Stock.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND RATIFICATION OF THE ISSUANCE OF THE RIGHTS NOTES AND UNDERLYING SHARES OF COMMON STOCK.

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of February    , 2003, information with respect to the beneficial ownership of our Common Stock by (i) each person known to Penn Treaty to own 5% or more of the outstanding shares of Common Stock, (ii) each Director, the Chief Executive Officer and the four most highly compensated Executive Officers and (iv) all Directors and Executive Officers as a group:

Name and Address(1)	Shares Beneficially Owned(2)	Percentage Ownership(3)
(i) Certain Beneficial Owners:
Wellington Management Co., LLP (4)	1,593,082	8.0%
WLR Recovery Fund II, L.P. (5)	2,160,444	9.8%
(ii) Directors and Executive Officers:
Irving Levit (6)	2,479,625	12.3%
Jack D. Baum (7)	50,658	*
A. J. Carden (8)	50,000	*
Alexander M. Clark	5,000	*
Francis R. Grebe	1,000	*
Michael F. Grill (8)	49,919	*
James Heyer (9)	37,694	*
Gary E. Hindes (10)	50,100	*
William W. Hunt, Jr. (8)	30,000	*
Matthew W. Kaplan	—	*
Domenic P. Stangherlin	87,963	*
Cameron B. Waite (11)	9,000	*
All Directors and Executive Officers as a group (12 persons) (12)	2,850,962	14.0%
*
Less than 1%

(1)
Unless otherwise noted, the address of each person named above is in care of Penn Treaty American Corporation 3440 Lehigh Street, Allentown, Pennsylvania 18103.

(2)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of February    , 2003 are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

(3)
Based on 19,907,737 shares outstanding on February    , 2003.

(4)
According to the Schedule 13G filed with the SEC by Wellington Management Company, LLP for the year ended December 31, 2001, their principal business address is 75 State Street, Boston, MA 02109. Wellington Management Company, LLP reported shared voting power with respect to 920,324 shares and shared dispositive power with respect to all shares.

(5)
Consists of shares issuable upon conversion of 6 1/4% convertible subordinated notes due 2008. According to the initial Schedule 13G filed with the SEC by WLR Recovery Fund II, L.P., WLR Recovery Associates II, LLC, WL Ross & Co. LLC and Wilbur Ross, their principal business address is 101 East 52nd Street, 19th Floor, New York, NY 10022. WLR Recovery Fund II, L.P., WLR Recovery Associates II, LLC, WLR Ross & Co., LLC and Wilbur Ross reported shared voting power and shared dispositive power with respect to all shares. The Wilbur Ross entities will

  own approximately $                  in aggregate principal amount of both the Exchange Notes and Rights Notes, which, if converted, would represent approximately      % of our Common Stock, assuming conversion of all of the Exchange Notes and Rights Notes. The Wilbur Ross entities do not currently own any of our outstanding Common Stock.

(6)
Includes 46,350 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's children and exercisable options to purchase 241,455 shares of Common Stock. Also includes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership. Excludes 59,233 shares held by other family members as to which he also disclaims beneficial ownership.

(7)
Includes exercisable options to purchase 50,577 shares of Common Stock.

(8)
Consists of exercisable options to purchase shares of Common Stock.

(9)
Includes exercisable options to purchase 37,500 shares of Common Stock.

(10)
Includes 43,100 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partnership, 1,700 shares held by Mr. Hindes' wife as to which he disclaims beneficial ownership and 1,500 shares held by Mr. Hindes' children as to which he disclaims beneficial ownership.

(11)
Includes exercisable options to purchase 8,000 shares of Common Stock.

(12)
Includes exercisable options held by members of the group to purchase 467,451 shares of Common Stock.

INDEPENDENT AUDITORS

        PricewaterhouseCoopers LLP, independent auditors, audited our financial statements for the fiscal year ended December 30, 2001 and are our auditors for the current fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to attend the Special Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement has been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact Cameron B. Waite, Executive Vice President and Chief Financial Officer, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103, telephone (610) 965-2222. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The following information is incorporated by reference from Penn Treaty's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 (File No. 001-14681): Financial Statements and Notes to Consolidated Financial Statements at pages [F-1 to F-30]; Our Selected Financial Data at pages [31 to 33]; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages [34 to 47]; Quantitative and Qualitative Disclosures About Market Risk at pages [47 to 48]; and Changes in and Disagreements With Accountants on Accounting and Financial Disclosure at page [48]. The following information is incorporated by reference from Penn Treaty's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (File No. 001-14681): Financial Statements and Notes to Consolidated Financial Statements at pages 2 to 10; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 11 to 23; and Quantitative and Qualitative Disclosures About Market Risk at pages 23 to 24. The following information is incorporated by reference from Penn Treaty's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 (File No. 001-14681): Financial Statements and Notes to Consolidated Financial Statements at pages 2 to 12; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 13 to 30; and Quantitative and Qualitative Disclosures About Market Risk at pages 30 to 31. The following information is incorporated by reference from Penn Treaty's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2002 (File No. 001-14681): Financial Statements and Notes to Consolidated Financial Statements at pages [2 to 18]; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages [18 to 32]; and Quantitative and Qualitative Disclosures About Market Risk at pages [32 to 33].

OTHER MATTERS

        At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Special Meeting is that which is presented above. If any other matter or matters are properly brought before the Special Meeting, or any adjournment or postponement, it is the intention of the persons named in the accompanying proxy card to vote proxies on such matters in accordance with their judgment.

By Order of the Board of Directors,
Sandra A. Kotsch, Secretary

Allentown, Pennsylvania
February    , 2003

REVOCABLE PROXY

PENN TREATY AMERICAN CORPORATION SPECIAL MEETING
OF SHAREHOLDERS

This Proxy is solicited on Behalf of the Board of Directors. A.J. Carden and Irving Levit, each with the power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Special Meeting of Shareholders of Penn Treaty American Corporation ("Penn Treaty") to be held at 9:30 a.m., prevailing local time at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania on March 28, 2003 (the "Special Meeting"), including any adjournments and postponements thereof, and to vote all shares of stock of Penn Treaty which the undersigned is entitled to vote on all matters that properly come before the Special Meeting, subject to any directions indicated in the boxes below. Indicate your vote by placing an (X) in the appropriate box.

1.
Proposal to approve an amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of Common Stock, par value $.10 a share, from 40 million shares to 150 million shares:

  [    ]    FOR              [    ]    AGAINST               [    ]    ABSTAIN

2.
Proposal to ratify and approve the issuance of $63,343,000 principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (the "Exchange Notes") and underlying shares of Common Stock:

  [    ]    FOR              [    ]    AGAINST               [    ]    ABSTAIN

3.
Proposal to ratify and approve the issuance of up to $45,000,000 principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (the "Rights Notes") and underlying shares of Common Stock:

  [    ]    FOR              [    ]    AGAINST               [    ]    ABSTAIN

4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

  [    ]    FOR              [    ]    AGAINST               [    ]    ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE "FOR" APPROVAL TO THE AMENDMENT TO PENN TREATY'S RESTATED ARTICLES OF INCORPORATION, A VOTE "FOR" RATIFICATION AND APPROVAL OF ISSUANCE OF THE EXCHANGE NOTES AND A VOTE "FOR" RATIFICATION AND APPROVAL OF ISSUANCE OF THE RIGHTS NOTES.

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE SPECIAL MEETING IN THE MANNER SPECIFIED. IF PROPERLY EXECUTED AND RETURNED, AND NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ALL ITEMS ON THE PROXY. Receipt of the Notice of the Special Meeting of Shareholders and the Proxy Statement dated February    , 2003 is hereby acknowledged.

IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

Dated:                        , 2003

(Signature)
(Signature)

        PLEASE ACT PROMPTLY. SIGN, DATE & MAIL YOUR PROXY CARD TODAY.

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PENN TREATY AMERICAN CORPORATION 3440 Lehigh Street Allentown, PA 18103 (610) 965-2222
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To be held March 28, 2003
PROXY STATEMENT SPECIAL MEETING OF SHAREHOLDERS to be held March 28, 2003
INTRODUCTORY STATEMENT
THE SPECIAL MEETING
PROPOSAL I—AMENDMENT TO PENN TREATY'S RESTATED ARTICLES OF INCORPORATION, AS AMENDED
PROPOSAL II—RATIFICATION AND APPROVAL OF ISSUANCE OF EXCHANGE NOTES AND UNDERLYING SHARES OF COMMON STOCK
PROPOSAL III—RATIFICATION AND APPROVAL OF ISSUANCE OF RIGHTS NOTES AND UNDERLYING SHARES OF COMMON STOCK
PRINCIPAL SHAREHOLDERS
INDEPENDENT AUDITORS
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
INCORPORATION OF DOCUMENTS BY REFERENCE
OTHER MATTERS
REVOCABLE PROXY PENN TREATY AMERICAN CORPORATION SPECIAL MEETING OF SHAREHOLDERS